                                EXHIBIT 11 (a)
                                --------------

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES
                   ------------------------------------------

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
          ------------------------------------------------------------

                       ( In thousands except share data )


                                                 Six Months ended
                                                   February 28,
                                              ----------------------
                                                  1995        1994
                                              ----------   ---------
Net earnings                                     $16,649      $9,995


Weighted average number
   of shares outstanding                      14,737,199  14,791,329

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                      257,250     400,646


Shares used in calculating primary
   net earnings per share                     14,994,449  15,191,975



Earnings per share                                 $1.11       $0.66





*Fully diluted earnings per share are identical to primary earnings per share.


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